UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): October 19, 2005

                          THE SPORTS CLUB COMPANY, INC.
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                      1-13290                   95-4479735
--------------------------------------------------------------------------------
(State or other jurisdiction         (Commission               (IRS Employer
       of incorporation)             File Number)            Identification No.)


     11100 Santa Monica Boulevard, Suite 300, Los Angeles, California 90025
--------------------------------------------------------------------------------
   (Address of principal executive offices)                       (Zip Code)


                         Registrant's telephone number,
                              including area code:
                                 (310) 479-5200


                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A-2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13 e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

         On September 13, 2004, the American Stock Exchange ("AMEX") notified us that we had not met certain AMEX continued listing standards set forth in
Section 1003(a)(i) of the AMEX Company Guide (the "Company Guide") due to our shareholders' equity of less than $2 million and losses from continuing operations and/or net losses in two out of our three most recent fiscal years; in Section 1003(a)(ii) of the Company Guide due to our shareholders' equity of less than $4 million and losses from continuing operations and/or net losses in three out of our four most recent fiscal years; and Section 1003(a)(iv) of the Company Guide due to the fact that we had sustained losses which were so substantial in relation to our overall operations or our existing financial resources, or our financial condition had become so impaired that it appeared questionable, in the opinion of AMEX, as to whether we could be able to continue operations and/or meet our obligations as they matured. We were afforded an opportunity to respond, and, on October 21, 2004, we submitted a plan to comply with the AMEX listing standards. On November 29, 2004, AMEX approved our plan and granted us an extension of time to regain compliance with the continued listing standards. We are subject to periodic AMEX review and have been advised that our failure to regain compliance with the continued listing standards by the end of the extension period, or March 13, 2006, could result in our Common Stock being delisted from AMEX.

         On April 20, 2005, AMEX notified us that we had not met certain additional continued listing standards, specifically those set forth in Sections 134 and 1101, due to our failure to timely file our annual report on Form 10-K for the fiscal year ended December 31, 2004. Our failure to timely file our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 triggered additional deficiencies under Sections 1003(d), 134 and 1101.

         On June 20, 2005, due to our continued inability to file our financial reports, AMEX notified us of its determination to prohibit the continued listing of our Common Stock on AMEX and initiate delisting proceedings. We requested a hearing before the Listing Qualifications Panel of the AMEX Committee on Securities (the "Panel") to appeal the AMEX determination, and, on August 8, 2005, we appeared before the Panel to present our case. Based upon the written and oral presentations made at the hearing, the Panel deferred its decision on the delisting of our Common Stock to September 30, 2005.

         On September 30, 2005, we filed our annual report on Form 10-K for the year ended December 31, 2004 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

         On October 7, 2005, the AMEX staff submitted written materials to the Panel concluding that, upon review of the financial statements contained in our filings made on September 30, 2005, we remained out of compliance with the continued listing standards set forth above; we did not comply with Section 1003(a)(iii) of the Company Guide in that we reported shareholders' equity of less than $6 million and had sustained losses from continuing operations and/or net losses in our five most recent fiscal years; and we did not make a reasonable demonstration of an ability to regain compliance with all of AMEX's listing standards by March 13, 2006, whether or not an asset sale currently proposed by us is consummated. Based upon the foregoing, the AMEX staff recommended that the Panel move immediately to delist our Common Stock from AMEX.

         By a letter dated October 19, 2005, the Panel unanimously affirmed the AMEX staff's determination to delist our Common Stock due to our failure to comply with the continued listing standards described above.

         We have decided not to appeal this determination to AMEX's Committee on Securities. As a result, our Common Stock will not be listed or traded on AMEX after October 27, 2005, but will be eligible for quotation on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. We will announce the new trading symbols for shares of our Common Stock as soon as practicable.

                                   Signatures

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:    October 25, 2005               THE SPORTS CLUB COMPANY, INC.


                                         By:      /s/ Timothy M. O'Brien
                                             -----------------------------------
                                                      Timothy M. O'Brien
                                                      Chief Financial Officer